Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Allurion Technologies Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share(1)	457(f)(1)	62,769,507	$10.62(4)	$666,612,164.34	.00011020	$73,460.66

Fees to Be Paid	Equity	Warrants to purchase Common Stock(2)	457(f)(1)	21,562,322	$0.50(5)	$10,781,161.00	.00011020	$1,188.08

Fees to Be Paid	Equity	Common Stock underlying Warrants(3)	457(g)	30,628,308	$11.50(6)	$352,225,542.00	.00011020	$38,815.25

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$1,029,618,867.34		$113,464.00

	Total Fees Previously Paid							$113,600.23

	Total Fee Offsets							—

	Net Fee Due							$0.00

(1)

Based on the maximum number of shares of common stock, par value $0.0001 per share (“New Allurion Common Stock”), of Allurion Technologies Holdings, Inc., a Delaware corporation (“New Allurion”), the registrant, estimated to be issued or issuable, or reserved for issuance, in connection with the business combination between Compute Health Acquisition Corp., a Delaware corporation (“Compute Health”), and Allurion Technologies, Inc., a Delaware corporation (“Allurion”), pursuant to that certain Business Combination Agreement, dated February 9, 2023, by and among, Compute Health, Allurion, New Allurion and the other parties listed therein, as may be amended or restated from time to time (the “Business Combination Agreement”). Such maximum number of shares of New Allurion Common Stock is based on the sum of (i) 9,223,194 shares of Class A common stock, par value $0.0001 per share (“Compute Health Class A Common Stock”), of Compute Health held by public stockholders of Compute Health which will, pursuant to the CPUH Merger (as defined in the Business Combination Agreement), be converted into the right to receive 1.420455 shares of New Allurion Common Stock (the “CPUH Exchange Ratio”), (ii) 2,151,687 shares of Class A Common Stock held by Compute Health Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the persons set forth on Schedule I (the “Additional Class B Holders”) to that certain Sponsor Support Agreement, dated February 9, 2023 (the “Sponsor Support Agreement”), by and among Compute Health, the Sponsor, the Additional Class B Holders, Allurion and New Allurion, immediately following the CPUH Recapitalization (as defined in the Sponsor Support Agreement), less 200,000 shares of New Allurion Common Stock contributed by the Sponsor to Compute Health immediately following the CPUH Recapitalization pursuant to that certain Contribution Agreement, dated May 2, 2023, by and between Compute Health and the Sponsor (the “Contribution Agreement”), which excludes any additional shares of Compute Health Class A Common Stock that Sponsor may be required to contribute to Compute Health thereunder, which will, pursuant to the CPUH Merger (as defined in the Business Combination Agreement), be converted into the right to receive shares of New Allurion Common Stock based on the CPUH Exchange Ratio, (iii) 37,812,000 shares of New Allurion Common Stock issuable, or reserved for issuance, in connection with the Intermediate Merger (as defined in the Business Combination Agreement) to holders of shares of Allurion capital stock, options to purchase

Allurion common stock, or warrants to purchase shares of Allurion capital stock (collectively, “Allurion Equityholders”), which will, pursuant to the Intermediate Merger, be converted into shares of New Allurion Common Stock, options to purchase shares of New Allurion Common Stock, or warrants to purchase shares of New Allurion Common Stock, respectively, in each case, based on the Intermediate Merger Exchange Ratio (as defined in the Business Combination Agreement), and (iv) up to 9,000,000 shares of New Allurion Common Stock which will be issued to certain Allurion Equityholders if the volume weighted average price of New Allurion Common Stock exceeds certain price targets over any 20 trading days within any consecutive 30 trading day period. The estimates above assume no redemptions by holders of Compute Health Class A Common Stock.
(2)

Consists of 21,562,322 warrants to purchase Compute Health Class A Common Stock underlying units issued in Compute Health’s initial public offering (“public warrants”), which will, pursuant to the CPUH Merger, be assumed by New Allurion and represent a warrant to purchase a number of shares of New Allurion Common Stock equal to the CPUH Exchange Ratio (subject to the outcome of the solicitation of such warrantholders to make certain changes to such warrants).

(3)	Represents shares of Compute Health Class A Common Stock to be issued upon the exercise of the public warrants.
(4)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of Compute Health Class A Common Stock on the New York Stock Exchange (the “NYSE”) on July 3, 2023. This calculation is in accordance with Rule 457(f)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

(5)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the public warrants on the NYSE on July 3, 2023. This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(6)	Represents the exercise price of the warrants.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A